Exhibit 99.1

Walmart reports Q1 FY 16 EPS of $1.03

Q1 diluted EPS from continuing operations was $1.03, within guidance of $0.95 to $1.10.
"We had a solid first quarter. We took some important strategic steps to strengthen the foundation of our business for the future. We need to continue to get better at consistently running great stores, clubs and e-commerce everywhere we operate...and we are."

Doug McMillon, President and CEO, Wal-Mart Stores, Inc.

Currency negatively impacted EPS by approximately $0.03.
Walmart U.S. 1.1% comp includes positive traffic for the second consecutive quarter. Customer experience scores improved in all formats. Customers benefited from lower gas prices.
E-commerce sales globally increased approximately 17%.
Consolidated operating income declined 8.3%, due to impacts from currency fluctuations and investments in associate wages & training and e-commerce.
(Amounts in billions, except as noted)

(Consolidated)

Revenue	Revenue ex. fx1	Operating income
-0.1%	2.7%	-8.3%
	fx impact -$3.3 billion	-6.1%	ex. fx [1]

(U.S.)

Net Sales	Comp Sales[2]		Operating income
3.5%	Traffic: -1.4%	Traffic: 1.0%	-6.8%
	Ticket: 1.3%	Ticket: 0.1%
	E-commerce 30 bps	E-commerce 20 bps
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended May 1, 2015, compared to 13-week period ended May 2, 2014.

NYSE: WMT	May 19, 2015	stock.walmart.com

Net Sales	Net Sales ex. fx1	Operating income
-6.6%	3.4%	-11.0%
		0.1%	ex. fx [1]

Net Sales	Comp sales w/o fuel[1,2]		Operating income
-3.0%	Traffic: -0.2%	Traffic: -0.2%	-10.9%
1.2% ex. fuel [1]	Ticket: -0.3%	Ticket: 0.6%	-8.6%	ex. fuel [1]
	E-commerce 20 bps	E-commerce 40 bps

Dividends paid	Share repurchases	Return on investment[1]	Free cash flow[1]

$1.5 billion LY	$626 million LY	16.7% LY	$3.8 billion LY

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended May 1, 2015, compared to 13-week period ended May 2, 2014.

NYSE: WMT	May 19, 2015	stock.walmart.com

"Based on our views of the global macro-economic environment, and assuming currency exchange rates remain at current levels, we expect second quarter fiscal 2016 earnings per share to range between $1.06 and $1.18. Our second quarter guidance includes the impact of approximately $0.04 per share from our previously announced investments in both U.S. associate wages and training, as well as $0.04 per share from currency."

Charles Holley, Executive Vice President and CFO, Wal-Mart Stores, Inc.

EPS Q2 FY16	Walmart U.S. comp[2]	Sam’s Club comp w/o fuel[1,2]
$1.06 - $1.18 LY: $1.21	Around 1% LY: Flat	Flat to +2% LY: Flat

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,489 stores under 72 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $485.7 billion, Walmart employs approximately 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Carol Schumacher (479) 277-1498

Media Relations contact
Randy Hargrove (800) 331-0085

Along with this press release, Walmart makes available a recorded call with executive leaders to review the business results, to provide strategic updates and to comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

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1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ending July 31, 2015, compared to 13-week period ended Aug. 1, 2014.

NYSE: WMT	May 19, 2015	stock.walmart.com

Forward Looking Statements

This release contains statements as to Walmart management's guidance regarding the diluted earnings per share from continuing operations attributable to Walmart for the three months ending July 31, 2015 (and assumptions underlying such guidance) and Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales excluding fuel for the 13 weeks ending July 31, 2015. Walmart believes such statements, which address future operating results by Walmart and the assumptions underlying Walmart's expectations regarding future operating results, are "forward-looking statements" as defined in, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political and business conditions, trends and events, globally and in the markets in which Walmart operates;

•	currency exchange rate fluctuations;

•	the amount of Walmart's net sales denominated in U.S. and in foreign currencies;

•	Walmart's effective tax rate;

•	changes in market interest rates;

•	unemployment levels;

•	inflation or deflation, generally and in certain product categories;

•	competitive pressures;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, and demand for certain merchandise;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the availability of investment opportunities in the e-commerce sector;

•	the mix of merchandise Walmart sells and disruptions in seasonal buying patterns;

•	consumer acceptance of Walmart's stores and clubs, e-commerce websites, mobile apps, programs and merchandise offerings;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks;

•	commodity prices and Walmart's cost of goods sold;

•	transportation, energy and utility costs, as well as selling prices of gasoline and diesel fuel;

•	delays in opening new, expanded or relocated units;

•	supply chain disruptions;

•	cybersecurity events affecting Walmart and related costs;

•	trade restrictions and tariff rates;

•	Walmart's labor costs, including healthcare and other benefit costs;

•	Walmart's casualty and accident-related costs and insurance costs;

•	turnover in Walmart's workforce;

•	changes in tax, labor and other laws and changes in tax rates;

•	Walmart's expenditures for FCPA and compliance-related costs;

•	outcomes of and costs incurred in legal proceedings to which Walmart is a party; and

•	the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the SEC.
You should read this release in conjunction with that annual report on Form 10-K and Walmart's quarterly reports on Form 10-Q and current reports on Form 8-K subsequently filed with the SEC. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecast or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
SUBJECT TO RECLASSIFICATION	April 30,
(Dollars in millions, except per share data)	2015	2014	Percent Change
Revenues:
Net sales	$114,002	$114,167	(0.1)%
Membership and other income	824	793	3.9%
Total revenues	114,826	114,960	(0.1)%
Costs and expenses:
Cost of sales	86,483	86,714	(0.3)%
Operating, selling, general and administrative expenses	22,663	22,053	2.8%
Operating income	5,680	6,193	(8.3)%
Interest:
Debt	523	531	(1.5)%
Capital lease and financing obligations	320	61	424.6%
Interest income	(19)	(24)	(20.8)%
Interest, net	824	568	45.1%
Income from continuing operations before income taxes	4,856	5,625	(13.7)%
Provision for income taxes	1,573	1,914	(17.8)%
Income from continuing operations	3,283	3,711	(11.5)%
Income from discontinued operations, net of income taxes	—	15	(100.0)%
Consolidated net income	3,283	3,726	(11.9)%
Consolidated net income attributable to noncontrolling interest	58	(133)	(143.6)%
Consolidated net income attributable to Walmart	$3,341	$3,593	(7.0)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,283	$3,711	(11.5)%
Income from continuing operations attributable to noncontrolling interest	58	(129)	(145.0)%
Income from continuing operations attributable to Walmart	$3,341	$3,582	(6.7)%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$1.03	$1.10	(6.4)%
Basic income per common share from discontinued operations attributable to Walmart	—	0.01	(100.0)%
Basic net income per common share attributable to Walmart	$1.03	$1.11	(7.2)%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$1.03	$1.10	(6.4)%
Diluted income per common share from discontinued operations attributable to Walmart	—	0.01	(100.0)%
Diluted net income per common share attributable to Walmart	$1.03	$1.11	(7.2)%

Weighted-average common shares outstanding:
Basic	3,231	3,233
Diluted	3,243	3,248

Dividends declared per common share	$1.96	$1.92

Wal-Mart Stores, Inc.
Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	April 30,	January 31,	April 30,
ASSETS	2015	2015	2014
Current assets:
Cash and cash equivalents	$7,759	$9,135	$6,012
Receivables, net	5,813	6,778	6,096
Inventories	46,310	45,141	45,315
Prepaid expenses and other	2,251	2,224	1,811
Current assets of discontinued operations	—	—	453
Total current assets	62,133	63,278	59,687
Property and equipment:
Property and equipment	176,403	177,395	174,731
Less accumulated depreciation	(64,252)	(63,115)	(59,585)
Property and equipment, net	112,151	114,280	115,146
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	7,090	5,239	5,529
Less accumulated amortization	(3,556)	(2,864)	(3,032)
Property under capital lease and financing obligations, net	3,534	2,375	2,497

Goodwill	17,531	18,102	19,515
Other assets and deferred charges	5,398	5,455	5,672
Total assets	$200,747	$203,490	$202,517

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$799	$1,592	$3,517
Accounts payable	37,224	38,410	36,347
Dividends payable	4,741	—	4,648
Accrued liabilities	18,685	19,152	17,807
Accrued income taxes	1,707	1,021	1,966
Long-term debt due within one year	6,041	4,791	3,266
Capital lease and financing obligations due within one year	427	287	300
Current liabilities of discontinued operations	—	—	70
Total current liabilities	69,624	65,253	67,921

Long-term debt	38,867	40,889	45,491
Long-term capital lease and financing obligations	4,097	2,606	2,742
Deferred income taxes and other	8,169	8,805	8,164

Commitments and contingencies

Equity:
Common stock	323	323	323
Capital in excess of par value	2,354	2,462	2,111
Retained earnings	82,492	85,777	73,366
Accumulated other comprehensive income (loss)	(8,595)	(7,168)	(2,712)
Total Walmart shareholders’ equity	76,574	81,394	73,088
Nonredeemable noncontrolling interest	3,416	4,543	5,111
Total equity	79,990	85,937	78,199
Total liabilities and equity	$200,747	$203,490	$202,517

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
SUBJECT TO RECLASSIFICATION	April 30,
(Dollars in millions)	2015	2014
Cash flows from operating activities:
Consolidated net income	$3,283	$3,726
(Income) loss from discontinued operations, net of income taxes	—	(15)
Income from continuing operations	3,283	3,711
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,319	2,250
Deferred income taxes	(159)	26
Other operating activities	239	543
Changes in certain assets and liabilities:
Receivables, net	782	613
Inventories	(1,475)	(423)
Accounts payable	(319)	(831)
Accrued liabilities	(919)	(942)
Accrued income taxes	695	992
Net cash provided by operating activities	4,446	5,939

Cash flows from investing activities:
Payments for property and equipment	(2,203)	(2,157)
Proceeds from the disposal of property and equipment	68	48
Other investing activities	22	(12)
Net cash used in investing activities	(2,113)	(2,121)

Cash flows from financing activities:
Net change in short-term borrowings	(741)	(4,129)
Proceeds from issuance of long-term debt	43	4,519
Payments of long-term debt	(915)	(1,574)
Dividends paid	(1,579)	(1,547)
Purchase of Company stock	(280)	(626)
Dividends paid to noncontrolling interest	(69)	(28)
Purchase of noncontrolling interest	(70)	(1,626)
Other financing activities	(84)	(166)
Net cash used in financing activities	(3,695)	(5,177)

Effect of exchange rates on cash and cash equivalents	(14)	90

Net increase (decrease) in cash and cash equivalents	(1,376)	(1,269)
Cash and cash equivalents at beginning of year	9,135	7,281
Cash and cash equivalents at end of period	$7,759	$6,012

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2015	2014	Percent Change	2015	2014	Percent Change
Walmart U.S.	$70,245	$67,852	3.5%	$4,639	$4,975	-6.8%
Walmart International	30,278	32,424	-6.6%	1,070	1,202	-11.0%
Sam's Club	13,479	13,891	-3.0%	427	479	-10.9%
Corporate and support	—	—	—%	-456	-463	1.5%
Consolidated	$114,002	$114,167	-0.1%	$5,680	$6,193	-8.3%

U.S. comparable store sales results

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	5/1/2015	5/2/2014	5/1/2015	5/2/2014	5/1/2015	5/2/2014
Walmart U.S.	1.1%	-0.1%	1.1%	-0.1%	0.0%	0.0%
Sam's Club	0.4%	-0.5%	-3.8%	-0.8%	-4.2%	-0.3%
Total U.S.	1.0%	-0.2%	0.2%	-0.2%	-0.8%	0.0%

Shareholder Returns

	Consolidated
	Three Months Ended
	April 30,
(dollars in millions)	2015	2014
Dividends Paid	$1,579	$1,547
Share Repurchases	$280	$626

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment (ROI) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts.
ROI was 16.6 percent for the trailing 12 months ended Apr. 30, 2015, which was relatively flat compared to ROI for the trailing 12 months ended Apr. 30, 2014. The slight change in ROI was primarily due to continued investments in stores and e-commerce initiatives, offset by currency exchange rate fluctuations.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets (ROA) to be the financial measure computed in accordance with generally accepted accounting principles (GAAP) that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated income from continuing operations for the period divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets of continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		April 30,
(Dollars in millions)		2015	2014
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$26,634	$26,627
+ Interest income		108	100
+ Depreciation and amortization		9,242	8,933
+ Rent		2,763	2,859
Adjusted operating income		$38,747	$38,519

Denominator
Average total assets of continuing operations[1]		$201,406	$202,019
+ Average accumulated depreciation and amortization[1]		65,213	59,583
- Average accounts payable[1]		36,786	36,559
- Average accrued liabilities[1]		18,246	17,545
+ Rent x 8		22,104	22,872
Average invested capital		$233,691	$230,370
Return on investment (ROI)		16.6%	16.7%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$16,386	$16,330
Denominator
Average total assets of continuing operations[1]		$201,406	$202,019
Return on assets (ROA)		8.1%	8.1%

	As of April 30,
Certain Balance Sheet Data	2015	2014	2013
Total assets of continuing operations	$200,747	$202,064	$201,973
Accumulated depreciation and amortization	67,808	62,617	56,549
Accounts payable	37,224	36,347	36,770
Accrued liabilities	18,685	17,807	17,282

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $2.2 billion and $3.8 billion for the fiscal years ended Apr. 30, 2015 and 2014, respectively. The decrease in free cash flow was due to lower income from continuing operations and the impact of the timing of payments for inventory, as well as the timing of income tax payments.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2015	2014
Net cash provided by operating activities	$4,446	$5,939
Payments for property and equipment	(2,203)	(2,157)
Free cash flow	$2,243	$3,782

Net cash used in investing activities[1]	$(2,113)	$(2,121)
Net cash used in financing activities	$(3,695)	$(5,177)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended Apr. 30, 2015 and 2014.

	Three Months Ended April 30,
	Walmart International			Consolidated
(Dollars in millions)	2015	2014	Percent Change	2015	2014	Percent Change
Total revenues:
As reported	$30,549	$32,697	(6.6)%	$114,826	$114,960	(0.1)%
Currency exchange rate fluctuations[1]	3,280	—		3,280	—
	33,829	32,697		118,106	114,960
Total revenues from acquisitions	—	—		—	—
Constant currency total revenues	$33,829	$32,697	3.5%	$118,106	$114,960	2.7%

Net sales:
As reported	$30,278	$32,424	(6.6)%	$114,002	$114,167	(0.1)%
Currency exchange rate fluctuations[1]	3,256	—		3,256	—
	33,534	32,424		117,258	114,167
Net sales from acquisitions	—	—		—	—
Constant currency net sales	$33,534	$32,424	3.4%	$117,258	$114,167	2.7%

Operating income:
As reported	$1,070	$1,202	(11.0)%	$5,680	$6,193	(8.3)%
Currency exchange rate fluctuations[1]	133	—		133	—
	1,203	1,202		5,813	6,193
Operating income (loss) from acquisitions	—	—		—	—
Constant currency operating income	$1,203	$1,202	0.1%	$5,813	$6,193	(6.1)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment (Sam's Club) for the 13-week period ended May 1, 2015 and the 13-week period ended May 2, 2014, the projected comparable club sales of Sam's Club for the 13 weeks ending July 31, 2015 and the comparable club sales of Sam's Club for the 13 weeks ended Aug. 1, 2014, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the net sales of Sam's Club for the three months ended Apr. 30, 2015 and the percentage increase in the net sales of Sam's Club for the three months ended Apr. 30, 2015 over the net sales of Sam's Club for the three months ended Apr. 30, 2014 in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three months ended Apr. 30, 2015, and the percentage increase in the segment operating income of Sam's Club for the three months ended Apr. 30, 2015 over the segment operating income of Sam's Club for the three months ended Apr. 30, 2014, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe Sam's Club's projected comparable club sales for the 13-week period ending July 31, 2015 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13-week period ending July 31, 2015 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.

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